EXHIBIT 23.1


        Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-39282 and 2-82944) of LIN Broadcasting Corporation and in the related Prospectus of our report dated January 20, 1995, with respect to the consolidated financial statements and schedules of LIN Broadcasting Corporation, and our report dated January 20, 1995, with respect to the combined financial statements and schedule of LIN Broadcasting Corporation's Unconsolidated Affiliates, included in the Annual Report (Form 10-K/A, Amendment No. 2) for the year ended December 31, 1994.


                                   ERNST & YOUNG LLP

Seattle, Washington
August 15, 1995